Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE December 2, 2015	For more information contact: Andy Cebulla Director of Investor Relations and Treasurer (952) 937-4000

MTS REPORTS FISCAL 2015 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

EDEN PRAIRIE, MN., December 2, 2015 – MTS Systems Corporation (Nasdaq: MTSC), a leading global supplier of high-performance test systems and position sensors, today reported fiscal 2015 fourth quarter and full year financial results for its fiscal year ended October 3, 2015.

➢	Fiscal year revenues of $564 million were relatively flat, but up 6% on a constant currency basis

➢	Fiscal year EPS of $3.00, consistent with prior guidance

➢	Record operating cash flow of $100 million

➢	Test Services record full year revenue of $79 million up 2%, but up 11% on a constant currency basis

➢	Record fourth quarter and full year orders of $170 million and $618 million, respectively

“MTS exited the fiscal year on a high note, delivering a record fourth quarter and full year orders performance, driven by our Test Services initiative which gained significant traction as we moved through the second half” said Dr. Jeffrey Graves, President and Chief Executive Officer of MTS Systems. “This orders growth demonstrates the continuing demand for MTS technologies world-wide, across virtually all of our markets, as our customers continue investing in new products to satisfy their diverse end-market requirements. We were particularly pleased with the rising demand for our Test Services, orders which were up 42 percent in the quarter, or 54 percent on a constant currency basis, as we increasingly benefit from our investment in Services personnel and infrastructure.

“Revenue for the quarter was relatively flat, but up seven percent on a constant currency basis. This growth was driven by strength in Europe and Asia, which rose 17 percent and 15 percent, respectively, on a constant currency basis. Test experienced a strong quarter with revenue up seven percent on a constant currency basis as we improved our backlog conversion rates on our complex custom projects. Sensors revenue increased ten percent on a constant currency basis driven by stronger demand in Europe,” Dr. Graves continued.

“Reflecting on our performance for the full year, revenue growth, on a constant currency basis, was strong, up six percent overall and up six percent within each business for the fiscal year. Operating margins in our Test business lagged, driven by a higher percentage of custom projects, as well as investments required to support future growth. While product mix, combined with the investment we have made in expanding our engineering workforce and service organizations, have been a drag on margins, we believe this impact has now leveled out, and we expect to see margin improvement toward the end of fiscal 2016, as these resources become fully productive and our product mix improves,” Dr. Graves added.

MTS News Release

Fourth Quarter Results

Revenue of $143.5 million was relatively flat compared to the same quarter in the prior year, but increased seven percent on a constant currency basis. Test revenue improved one percent; the conversion of the high opening backlog and solid base order growth, as well as the favorable impact from an extra week in the fiscal quarter, helped offset the negative effects of currency translation. Sensors revenue declined two percent primarily driven by the negative effects of currency translation, partially offset by higher volumes. Excluding currency, Test and Sensors revenue increased 7 percent and 10 percent, respectively, compared to the prior year.

Gross profit of $53.0 million was down five percent compared to the same quarter in the prior year. The gross margin rate declined 2.0 percentage points to 37.0 percent. The decrease was driven primarily by the investment in engineering resources in the Test business to better position the business for growth in future periods, as well as ongoing investment in our Test Services organization.

Operating expenses increased $1.0 million and were 28 percent of revenue, which is within our expected range of 27 to 29 percent. The increase in operating expenses resulted from the investment in resources to drive research and development efforts and higher compensation and benefits expense, and was partially offset by favorable currency translation.

A favorable geographic mix of earnings caused the Company’s effective tax rate to decline by 4.8 percentage points to 25.1 percent. Diluted earnings per share were $0.61 compared to $0.71 in the same quarter in the prior year primarily because of lower gross profit and slightly higher operating expenses, which were partially offset by a lower effective tax rate.

Orders were $170.3 million, up four percent, and up ten percent on a constant currency basis compared to the same quarter in the prior year. Test orders increased six percent and were up 12 percent on a constant currency basis, driven by strong base orders in the ground vehicles and materials markets. Sensors orders were down nine percent, but up one percent on a constant currency basis. Backlog at the end of the quarter was a record $353.0 million, up eight percent compared to the prior year. Consistent with this demand outlook, the Test business opportunity pipeline continues to be strong at $884 million.

Cash and cash equivalents at the end of the fourth quarter totaled $51.8 million, compared to $53.3 million at the end of the third quarter of fiscal 2015. During the fourth quarter, operating activities generated cash of $28.5 million. The Company used $15.0 million to pay down borrowings against the line of credit, $8.9 million to pay dividends to shareholders and $5.8 million to invest in capital expenditures.

Full Year Results

Revenue of $563.9 million was flat compared to the prior year and up six percent on a constant currency basis. Test revenue increased one percent driven by higher volumes from converted prior year backlog, as well as the favorable impact from an extra week in the fiscal year, partially offset by the negative effects of currency translation. Sensors revenue declined five percent due to the negative effects of currency translation, which were partially offset by strong order volume in Europe. Excluding currency, Test and Sensors revenues each increased six percent compared to the prior year.

Gross profit of $219.6 million was down two percent compared to the prior year. Gross margin declined approximately 0.7 percentage points to 38.9 percent. The decrease was primarily attributable to unfavorable mix of custom versus standard product in the Test business, which typically have lower margins, and the investment in resources to grow the businesses. These decreases were partially offset by non-recurring severance charges incurred in fiscal year 2014 that impacted the gross margin rate by 0.7 points in the prior year.

MTS News Release

Operating expenses decreased $5.3 million and were 28 percent of revenue, which is within our expected range of 27 to 29 percent. The decrease in operating expenses resulted from $7.7 million of favorable currency translation and $2.8 million of non-recurring severance charges incurred in fiscal year 2014, partially offset by investments in selling resources to drive future growth.

The Company’s effective tax rate declined from 28.1 percent to 23.2 percent primarily driven by the retroactive extension of the U.S. research and development tax credit, the favorable tax adjustments associated with the conclusion of an IRS audit, and a favorable geographic mix of earnings.

Diluted earnings per share were $3.00 compared to $2.73 in the prior year, which included a $0.28 restructuring charge. Excluding the prior year restructuring charge, earnings per share were relatively flat. A lower effective tax rate and reduced operating expenses were offset by unfavorable gross profit.

Orders were a record $618.3 million, up slightly compared to the prior year and up seven percent on a constant currency basis. Test orders increased two percent, and were up eight percent on a constant currency basis driven by strength in Asia and Europe. Sensors orders were down eight percent, but up two percent on a constant currency basis.

Cash and cash equivalents at the end of the fiscal year totaled $51.8 million, compared to $60.4 million at the end of fiscal year 2014. Fiscal year operating activities generated a record level of cash of $100.4 million. The Company used $38.8 million to pay down borrowings against the line of credit, $28.2 million to purchase approximately 400,000 shares of its common stock, $22.4 million to pay dividends to shareholders and $18.4 million to invest in capital expenditures.

For fiscal year 2015, MTS generated a return on invested capital (ROIC) of 15.5 percent. See “Non-GAAP Financial Measures” below for further information.

Outlook

“Overall, there were many positives from this past year, even though the significant strengthening of the U.S. dollar impacted our results. We continued to deliver strong order volume in Test and Sensors, particularly in Asia and Europe. Even with the slowing general economy in China, our specific markets continued to benefit from both domestic and global OEM investments in R&D and new product development, while other countries in Asia showed strengthening investment trends as well. This market environment was further enhanced by the demand for our Test services, which grew at double digit rates on a constant currency basis. With the generation of record operating cash flow, our balance sheet is very strong, enabling us to invest for the future, while returning cash to shareholders with confidence through dividends and share repurchases. These dynamics left MTS in a very strong position as we exited fiscal 2015 with a record backlog of orders, a robust pipeline of future opportunities and a tailwind of recent investments to drive future growth.”

Dr. Graves concluded, “Despite entering fiscal year 2016 with record backlog levels, given the high custom content of the Test backlog, and the expected timing of the conversion of this backlog to revenue, we expect dampened revenue and earnings per share growth in fiscal year 2016 as many of these newly awarded projects extend beyond 12 months in duration and therefore bring their growth beyond fiscal 2016. In addition, with global economic and political instability continuing, we anticipate a risk of ongoing currency volatility, the magnitude of which is unpredictable. Given these factors, we estimate revenues in fiscal year 2016 to be between $570 million and $600 million, and earnings to be $3.03 to $3.28 per share. From a timing standpoint within the fiscal year, backlog conversion projections indicate a stronger second half than first half. More specifically, for the first quarter, we expect revenue and earnings per share to be down slightly from our fourth quarter of fiscal 2015, and increasing thereafter. In spite of a tepid macro-economic environment that now surrounds us, our MTS markets remain solid, our customer base remains financially strong and investing for their future, and our products and services are increasingly in demand around the globe.”

MTS News Release

Non-GAAP Financial Measures

We believe that return on invested capital (“ROIC”) is useful to investors as a measure of operating performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate operating performance. ROIC is a financial measure that does not reflect generally accepted accounting principles (“GAAP”). We calculate ROIC by dividing net income, excluding after-tax interest expense, by average invested capital. Average invested capital is defined as the aggregate of average interest-bearing debt and average shareholders’ investment and is calculated as the sum of current and prior year-ending amounts divided by two. Investors should consider this non-GAAP financial measure in addition to, not as a substitute for or better than, financial measures prepared in accordance with GAAP. A reconciliation of the components of ROIC to the most directly comparable GAAP financial measures is included in Exhibit C to this release.

Fourth Quarter Conference Call

A conference call will be held on December 3, 2015, at 10 a.m. ET (9 a.m. CT). Call +1-719-325-2177 (Toll Free: +1-888-359-3624) and reference the conference pass code “6057107”. Telephone replay will be available at 1:00 p.m. ET following the call until 1 p.m. ET, December 10, 2015. Call +1-719-457-0820 (Toll Free: +1-888-203-1112) and reference the conference pass code “6057107”.

A transcript of the call can also be accessed from the MTS website at http://www.mts.com/en/investor/index.htm. It will be available on December 4, 2015.

About MTS Systems Corporation

MTS Systems Corporation’s testing hardware, software and services solutions help customers accelerate and improve their design, development and manufacturing processes and are used for determining the mechanical behavior of materials, products and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 2,400 employees as of October 3, 2015 and revenue of $564 million for the fiscal year ended October 3, 2015. Additional information on MTS can be found at www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Statements made under the heading “Outlook” are forward-looking statements, and words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions identify forward-looking statements in other parts of the release.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, those described in the “Risk Factors” section in the Company’s most recent Form 10-K filed with the Securities and Exchange Commission (“SEC”). The performance of our business and our securities may be adversely affected by these factors and by other factors common to other businesses and investments, or to the general economy. Forward-looking statements are qualified by some or all of these risk factors. Therefore, you should consider these forward looking statements with caution and form your own critical and independent conclusions about the likely effect of these risk factors on our future performance. Forward-looking statements speak only as of the date on which statements are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events or circumstances. Readers should carefully review the disclosures and the “Risk Factors” described in the Company’s most recent Form 10-K filed with the SEC, including our Forms 10-Q and 8-K.

MTS News Release

 MTS SYSTEMS CORPORATION

 Consolidated Statements of Income

 (unaudited - in thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	October 3,	September 27,	October 3,	September 27,
	2015	2014	2015	2014

Revenue	$143,483	$143,104	$563,934	$564,328
Cost of sales	90,452	87,229	344,321	340,685
Gross profit	53,031	55,875	219,613	223,643
Gross margin	37.0%	39.0%	38.9%	39.6%

Operating expenses
Selling, general and administrative	33,897	34,437	134,412	139,543
Research and development	6,631	5,081	23,705	23,844
Total operating expenses	40,528	39,518	158,117	163,387

Income from operations	12,503	16,357	61,496	60,256
Operating margin	8.7%	11.4%	10.9%	10.7%

Interest income (expense), net	(200)	(181)	(795)	(692)
Other income (expense), net	(37)	(559)	(1,529)	(1,121)

Income before income taxes	12,266	15,617	59,172	58,443
Provision for income taxes	3,079	4,676	13,710	16,434
Net income	$9,187	$10,941	$45,462	$42,009

Earnings per share
Basic
Earnings per share	$0.62	$0.72	$3.03	$2.76
Weighted average common shares outstanding	14,938	15,157	14,984	15,218

Diluted
Earnings per share	$0.61	$0.71	$3.00	$2.73
Weighted average common shares outstanding	15,075	15,322	15,142	15,397

MTS News Release

 MTS SYSTEMS CORPORATION

 Condensed Consolidated Balance Sheets

 (unaudited - in thousands, except per share data)

	October 3,	September 27,
	2015	2014
ASSETS

Current assets
Cash and cash equivalents	$51,768	$60,397
Accounts receivable, net	89,829	104,399
Unbilled accounts receivable	77,519	75,762
Inventories	86,303	83,557
Other current assets	22,294	26,867
Total current assets	327,713	350,982

Property and equipment, net	80,454	81,575

Goodwill	27,677	26,123
Intangibles, net	19,706	21,178
Other assets	5,281	7,550
Total assets	$460,831	$487,408

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Short-term borrowings	$21,183	$60,000
Accounts payable	32,994	27,189
Advance payments from customers	65,734	52,335
Other accrued liabilities	56,741	63,457
Total current liabilities	176,652	202,981

Other long-term liabilities	26,037	26,300
Total liabilities	202,689	229,281

Shareholders’ equity
Common stock, $0.25 par; 64,000 shares authorized:
14,932 and 15,180 shares issued and outstanding as
of October 3, 2015 and September 27, 2014, respectively	3,733	3,795
Additional paid-in capital	4,275	6,112
Retained earnings	255,711	242,396
Accumulated other comprehensive income	(5,577)	5,824
Total shareholders’ equity	258,142	258,127
Total liabilities and shareholders’ equity	$460,831	$487,408

MTS News Release

Exhibit A

MTS SYSTEMS CORPORATION

Segment Financial Information

(unaudited - in thousands)

	Three Months Ended
	October 3,	September 27,
Test Segment	2015	2014	% Variance

Orders	$145,916	$137,062	6%

Revenue	$116,574	$115,551	1%
Cost of sales	78,108	74,818	4%
Gross profit	38,466	40,733	(6%	)
Gross margin	33.0%	35.3%

Operating expenses	31,437	30,236	4%

Income from operations	$7,029	$10,497	(33%	)

Sensors Segment

Orders	$24,424	$26,925	(9%	)

Revenue	$26,909	$27,553	(2%	)
Cost of sales	12,344	12,411	(1%	)
Gross profit	14,565	15,142	(4%	)
Gross margin	54.1%	55.0%

Operating expenses	9,091	9,282	(2%	)

Income from operations	$5,474	$5,860	(7%	)

Total Company

Orders	$170,340	$163,987	4%

Revenue	$143,483	$143,104	0%
Cost of sales	90,452	87,229	4%
Gross profit	53,031	55,875	(5%	)
Gross margin	37.0%	39.0%

Operating expenses	40,528	39,518	3%

Income from operations	$12,503	$16,357	(24%	)

MTS News Release

Exhibit B

MTS SYSTEMS CORPORATION

Segment Financial Information

(unaudited - in thousands)

	Fiscal Year Ended
	October 3,	September 27,
Test Segment	2015	2014	% Variance

Orders	$519,049	$507,223	2%

Revenue	$462,880	$458,153	1%
Cost of sales	298,011	292,698	2%
Gross profit	164,869	165,455	(0%	)
Gross margin	35.6%	36.1%

Operating expenses	122,584	125,607	(2%	)

Income from operations(1)	$42,285	$39,848	6%

Sensors Segment

Orders	$99,247	$108,363	(8%	)

Revenue	$101,054	$106,175	(5%	)
Cost of sales	46,310	47,987	(3%	)
Gross profit	54,744	58,188	(6%	)
Gross margin	54.2%	54.8%

Operating expenses	35,533	37,780	(6%	)

Income from operations(1)	$19,211	$20,408	(6%	)

Total Company

Orders	$618,296	$615,586	0%

Revenue	$563,934	$564,328	(0%	)
Cost of sales	344,321	340,685	1%
Gross profit	219,613	223,643	(2%	)
Gross margin	38.9%	39.6%

Operating expenses	158,117	163,387	(3%	)

Income from operations(1)	$61,496	$60,256	2%

(1)	Income from operations for fiscal year ended September 27, 2014 includes severance and related charges of $6,336, of which $3,507 and $2,829 are reported in Cost of Sales and Opearting Expenses, respectively.

MTS News Release

Exhibit C

MTS SYSTEMS CORPORATION

Reconciliation of Return on Invested Capital to GAAP Measure

For the Fiscal Year Ended October 3, 2015

(unaudited - in thousands)

Net income	$45,462
After-tax interest expense	767
Net income excluding after-tax interest expense and restructuring charges *	$46,229

Total shareholders’ equity as of September 27, 2014	258,127
Total shareholders’ equity as of October 3, 2015	258,142
Interest bearing debt as of September 27, 2014	60,000
Interest bearing debt as of October 3, 2015	21,183
Sum of invested capital	$597,452

Average invested capital *	$298,726

Return on invested capital *	15.5%

*	Denotes Non-GAAP financial measure